EXHIBIT 10(iii)(A) 19

To:      Frank D’Amelio

From:   Pam Kimmet

Date:   September 12, 2001

Re:      Enhanced Retention Bonus

This memo is to confirm the change to your special cash retention bonus approved earlier this year. In recognition of your new role as Chief Financial Officer, the Board has approved an increase in the amount of this award as of May 24, 2001. The scheduled payout dates and terms will remain the same. As formal confirmation of this increase, the new amount is shown on the attachment, which replaces the attachment your received in February.

Please let me know if you have any questions.

Attachment

Special Retention Bonus
Frank D’Amelio

Amount	You are eligible to receive a retention bonus in the amount of $3,000,000.

This award is subject to any applicable tax and is non-benefit bearing for purposes of Lucent’s benefits plans. Please note that this award is in addition to any other incentive awards for which you may be eligible.

Payment Dates	Assuming your continued employment, the following payments will be made:

• 50% is payable on February 1, 2002

• 50 % is payable on December 1, 2002

Termination Provisions	-	In the event you voluntarily resign or are terminated by Lucent for “Cause” prior to the payout date(s), this award will be cancelled.

	-	In the event of your death or disability prior to the payout date(s), a prorated portion of this award will be paid to your or your estate.

	-	If you are placed on a Company approved leave of absence under the Officer Severance Policy and you are on this leave on the scheduled payout date(s), then this award will be paid. Please note that the Officer Severance Policy remains in effect in the event of a Change in Control (as defined by the 1996 Long Term Incentive Program).

	-	In the event of a Change in Control (as defined by the 1996 Long Term Incentive Program), this award would continue to be paid on the originally scheduled dates assuming your continued employment.